EXHIBIT 99.1


     CIENA Completes Acquisitions of Catena Networks and Internet Photonics
            Marking the Latest Steps in Its Expansion beyond Optical

    LINTHICUM, Md.--(BUSINESS WIRE)--May 3, 2004--

          Portfolio Now Includes Next-Generation Voice, Video and Data
                           Service Delivery Platforms

    CIENA(R) Corporation (NASDAQ:CIEN), a leading provider of global network solutions, today announced the completion of its acquisitions of Catena Networks, Inc. and Internet Photonics, Inc. pursuant to the terms of merger agreements announced on February 19, 2004.
    "The addition of Catena and Internet Photonics accelerates CIENA's expansion beyond optical infrastructure, furthering our transformation into a comprehensive networking and service delivery partner for our customers," said Gary Smith, CIENA's president and CEO. "CIENA can now offer customers integrated solutions that span from the optical core of their networks to the very point at which revenue is generated -- where they create and deliver the next-generation of voice, video and data services to both enterprises and consumers.
    "We are very pleased to have the Catena and Internet Photonics teams on board, and we are excited about the new opportunities they bring to CIENA, our customers, shareholders and employees," said Smith.

    Transaction Terms

    In the Catena transaction, CIENA acquired all outstanding shares of Catena's common and preferred stock, and assumed all outstanding employee stock options in exchange for approximately 75.9 million shares of CIENA's common stock.
    In the Internet Photonics transaction, CIENA acquired all outstanding shares of Internet Photonics' common and preferred stock, and assumed all outstanding employee stock options in exchange for approximately 24.1 million shares of CIENA's common stock. The number of CIENA shares was determined based on the average closing price of CIENA common stock for the 10 days prior to the signing of the merger agreement on February 18, 2004.
    For accounting purposes, the value of both transactions will be determined using a five-day average of the closing price of CIENA's common stock beginning on February 17, 2004, two trading days prior to CIENA's announced intention to acquire the companies. The majority of the CIENA common shares issued in the transactions are not subject to lock-up provisions and therefore are freely tradable effective with the close.

    Organization

    Combined, Catena and Internet Photonics add approximately 380 employees to CIENA. Effective immediately, Catena becomes CIENA's Broadband Access Group, led by former Catena CEO, Jim Hjartarson. Internet Photonics becomes part of CIENA's Metro and Enterprise Services Group (MESG) led by James Frodsham who recently joined CIENA. Frodsham's previous experience includes more than 10 years at Nortel where he held several senior level positions.

    Facilities Synergies

    CIENA expects to consolidate several CIENA, Catena and Internet Photonics facilities and as a result, will take on no incremental long-term facilities with the acquisitions.

    -- CIENA will consolidate its existing Kanata, Ontario operations into Catena's Kanata facility.

    -- Catena's Research Triangle Park, N.C. operations will be consolidated into CIENA's existing Research Triangle Park facility.

    -- CIENA's Red Bank, N.J. operations will be consolidated into Internet Photonics' Shrewsbury, N.J. facility.

    -- Internet Photonics' Marlborough, Mass. operations will be consolidated into CIENA's existing Acton, Mass. facility.

    Following these facility consolidations CIENA will operate development centers in Alpharetta, Ga., Linthicum, Md., Acton, Mass., Shrewsbury, N.J., Research Triangle Park, N.C. and Kanata, Ontario. CIENA previously announced its intent to close its San Jose, Calif. facility by September 30, 2004.

    About Catena

    Catena is a leader in the broadband access market with more than 6,000 integrated broadband access solutions deployed with Regional Bell Operating Companies (RBOCs), major Independent Operating Companies (IOCs) and Competitive Local Exchange Carriers (CLECs). These solutions provide POTS, DSL and Packet Voice capability on every line and integrate the functions of a Next Generation Digital Loop Carrier (NGDLC), a video-enabled Digital Subscriber Line Access Multiplexer (DSLAM), a fiber multiplexer and a packet-ready (VoIP) media gateway.

    About Internet Photonics

    Internet Photonics is leading supplier of carrier-grade optical Ethernet transport and switching solutions. Internet Photonics' current customers include seven of the top ten cable providers in the U.S., including Adelphia, Cablevision and Cox Communications, as well as carriers such as TDS Metrocom who use Internet Photonics' solutions to deploy Ethernet private-line services.

    ABOUT CIENA

    CIENA Corporation delivers innovative network solutions to the world's largest service providers and enterprises, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

    NOTE TO INVESTORS

    This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including but not limited to the addition of Catena and Internet Photonics accelerates CIENA's expansion beyond optical infrastructure, furthering our transformation into a comprehensive networking and service delivery partner for our customers; CIENA expects to consolidate several CIENA, Catena and Internet Photonics facilities and as a result, will take on no incremental long-term facilities with the acquisitions; CIENA will consolidate its existing Kanata, Ontario operations into Catena's Kanata facility; Catena's Research Triangle Park, N.C. operations will be consolidated into CIENA's existing Research Triangle Park facility; CIENA's Red Bank, N.J. operations will be consolidated into Internet Photonics' Shrewsbury, N.J. facility; and, Internet Photonics' Marlborough, Mass. operations will be consolidated into CIENA's existing Acton, Mass. facility, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the risk factors disclosed in the Company's Report on Form 10-Q filed with the Securities and Exchange Commission on February 19, 2004. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.


    CONTACT: CIENA Corporation
             Press: Aaron Graham, 877-857-7377
             email: pr@ciena.com
                 or
             Investor: Suzanne DuLong or Jessica Towns, 888-243-6223 email: ir@ciena.com